Exhibit 99(a)(5)(ii)
Sierra Wireless and Wavecom Creating a Global Leader in Wireless Data December 2, 2008 Exhibit 99(a)(5)(iv)

Cautionary Note Regarding Forward-Looking Statements Certain statements in this presentation that are not based on historical facts constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian and French securities laws ("forward-looking statements"). These forward-looking statements are not promises or guarantees of future performance but are only predictions that relate to future events, conditions or circumstances or our future results, performance, achievements or developments and are subject to substantial known and unknown risks, assumptions, uncertainties and other factors that could cause our actual results, performance, achievements or developments in our business or in our industry to differ materially from those expressed, anticipated or implied by such forward-looking statements. Forward-looking statements in this presentation include all financial guidance for the fourth quarter of 2008, and all other disclosure regarding possible events, conditions, circumstances or results of operations that are based on assumptions about future economic conditions, courses of action and other future events. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. These forward- looking statements appear in a number of different places in this presentation and can be identified by words such as "may", "estimates", "projects", "expects", "intends", "believes", "plans", "anticipates", "continue", "growing", "expanding", or their negatives or other comparable words. Forward-looking statements include statements regarding the offers for the shares, ADSs and OCEANEs of Wavecom, statements regarding the outlook for our future operations, plans and timing for the introduction or enhancement of our services and products, statements concerning strategies or developments, statements about future market conditions, supply conditions, end customer demand conditions, channel inventory and sell through, revenue, gross margin, operating expenses, profits, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact. The risk factors and uncertainties that may affect our actual results, performance, achievements or developments are many and include, amongst others, our ability to develop, manufacture, supply and market new products that we do not produce today that meet the needs of customers and gain commercial acceptance, our reliance on the deployment of next generation networks by major wireless operators, the continuous commitment of our customers, and increased competition. These risk factors and others are discussed in Sierra Wireless' and Wavecom's respective filings and reports which may be found on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, at the AMF's website at amf-france.org, and in each of their other regulatory filings with the Securities and Exchange Commission in the United States and the Provincial Securities Commissions in Canada. Many of these factors and uncertainties are beyond our control. Consequently, all forward-looking statements in this presentation are qualified by this cautionary statement and we cannot assure you that actual results, performance, achievements or developments that we anticipate will be realized. Forward-looking statements are based on management's current plans, estimates, projections, beliefs and opinions and we do not undertake any obligation to update forward-looking statements should the assumptions related to these plans, estimates, projections, beliefs and opinions change, except as required by law.

Additional Information The tender offers described here, which have not yet commenced, will be made for the ordinary shares, American depositary shares (the "ADSs") and convertible bonds (the "OCEANEs") of Wavecom. This presentation is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and OCEANEs of Wavecom will be made only pursuant to the offer to purchase and related materials that Sierra Wireless filed with the French Autorite des marches financiers (the "AMF") as a note d'information, or the Tender Offer Statement on Schedule TO Sierra Wireless intends to file with the U.S. Securities and Exchange Commission (the "SEC"). Wavecom security holders and other investors should read carefully the Tender Offer Statement on Schedule TO and the note d'information, as well as the Schedule 14D-9 and note en reponse we expect Wavecom to file, and any amendments or supplements thereto, prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF's website (www.amf-france.org.), and with the SEC, from the SEC's website (www.sec.gov), in each case without charge. Such materials filed by Sierra Wireless will also be available for free at Sierra Wireless's website (www.sierrawireless.com).

Attendees Ronald Black CEO, Wavecom Dave McLennan CFO, Sierra Wireless Jason Cohenour CEO, Sierra Wireless Chantal Bourgeat CFO, Wavecom

An Attractive Friendly Offer Sierra Wireless offering to acquire Wavecom for &128;8.50 per share 108% premium to price of October 3rd 21% premium to Gemalto's offer of October 6th Wavecom is in full support of the transaction Company has signed a Memorandum of Understanding and recommends the offer Founders have agreed to tender their shares in support of the transaction OCEANE bond holders are offered &128;31.93 per bond 2% premium over redemption value

Two Successful Wireless Innovators... 1993 1999 2000 Present Founded in Vancouver, Canada by two wireless entrepreneurs Initial Public Offering on NASDAQ and Toronto Stock Exchange In 2000, reached revenue of $54 million with 240 employees Estimated revenue of $574 million(1) with 532 employees(3) Founded in Paris, France by wireless data pioneers Initial Public Offering on NASDAQ and Euronext In 2000, reached revenue of &128;66 million with 225 employees Estimated revenue of &128;138 million(2) with 509 employees(3) Notes: Current analyst consensus estimates for 2008 (2) Broker estimate based on Fortis (22-10-08) and Natixis (23-10-08) following Q3 announcement Wavecom and Sierra Wireless employees as of Sept ember 30, 2008

…With Very Complementary Businesses

SIERRA WIRELESS	wavecom
▪ A global leader in wireless modems for mobile computing and M2M	▪ A global leader in M2M embedded modules and solutions
▪ #1 market share in North America • USB modems, PC cards • M2M Gateways • 3G embedded modules	▪ Most advanced and comprehensive product offering in the industry • M2M embedded modules and systems • Application platforms and tools
▪ Recognized technology leadership • Advanced wireless standards • Data performance and reliability	▪ Recognized innovation leadership • Integrated devices – Wireless CPU® • Embedded intelligence – OpenAT, InSim
▪ Key supplier to market leading mobile network operations and OEMs globally • Mobile computing, networking, industrial automation, energy	▪ Strong position in key M2M verticals • Automotive, security, energy, fleet mgmt ▪ Strong relationships with global mobile network operators

7

....To Create a Global Leader in Wireless Data A Natural Match to Join Forces...

Wireless Data is a Large and Growing Market 46 66 94 130 165 215 294 Global Cellular Wireless Data Market (millions of units) CAGR: 36% A market leader 2G/2.5G embedded modules Software solutions A market leader 3G embedded modules USB modems, PC cards M2M Gateways Source: ABI Research

Uniquely Positioned to Capture the Growth Opportunity Most comprehensive product portfolio in the industry PC adapters 2G, 3G and multi-mode modules M2M terminals, software and solutions Significant presence and market share in all regions globally Strong relationships with leading mobile network operators Market leading OEM customers in key segments Clear leadership in advanced wireless data technology and innovation Unparalleled research and development capabilities

Benefits For All Wavecom Stakeholders Shareholders & Bondholders Customers Employees Friendly, supported deal 108% premium over October 3rd share price All cash consideration Global reach and support Most advanced technology, products and services Deep vertical application expertise World class supply chain Financial strength Key position in high growth market Truly global company Career opportunities Long term sustainability

Benefits For Sierra Wireless: Aligned with Strategy Establishes global leadership position in wireless data - expands aggressively into M2M embedded module & solutions market Leverages and builds on the company's core capabilities Diversifies customer base and business lines Expands position in wireless data value chain Strengthens European and Asian presence & capabilities Low integration risk - cultural fit, friendly transaction, complementary

Combined Entity - Strong Platform for Shareholder Value Strong financial position Estimated combined revenue of nearly $750 million in 2008 Well capitalized with no debt - ample liquidity based on estimated cash Significant opportunity for synergies Increased revenue growth through complementary products, sales channels, and geographical concentration Combined product volume will help reduce product costs through increased scale and procurement savings

Details of the Transaction Cash tender offer for all outstanding shares of Wavecom at &128;8.50 per share US dollar equivalent price to be offered for ADSs Total equity tender amount of &128;137M OCEANE convertible bond tender offer at &128;31.93 per bond Total bond tender amount of &128;81M Separate but concurrent French and U.S. tender offers Minimum tender of 50% plus one voting right of outstanding voting rights Customary merger control filings Expect the transaction to close in the first quarter of 2009, subject to regulatory approvals

Financing Total transaction value of &128;218 million Tender for all outstanding shares and OCEANEs Sierra Wireless will use cash on its balance sheet and secure term facility to finance the acquisition &128;218 million Letter of Credit issued to guarantee offer Purchase of OCEANEs funded with term facility - acts as a bridge Share purchase funded with balance sheet cash Redemption of OCEANEs upon change of control will be used to repay the term facility Upon closing, Sierra Wireless will be sufficiently capitalized to fund working capital and revenue growth Ample liquidity based on estimated pro-forma cash balance Access to committed line of credit, if needed

Support Agreements Sierra Wireless and Wavecom have entered into a Memorandum of Understanding ("MOU") Wavecom fully supports the offer Board recommends that shareholders tender to Sierra Wireless' offer, subject to independent appraiser opinion Joint cooperation on tender offer process and communication Non-solicitation, right to match and break-up fee Founders agree to tender all of their shares to Sierra Wireless Represents 21% of shares outstanding

Most comprehensive product portfolio in the industry Significant presence and market share in all regions globally Strong relationships with leading mobile network operators Market leading OEM customers in key segments Clear leadership in advanced wireless data technology and innovation Unparalleled research and development capabilities Sierra Wireless and Wavecom - A Natural Match

Q&A